Exhibit 21.01

LOEWS CORPORATION

Subsidiaries of the Registrant

December 31, 2013

Organized Under
Name of Subsidiary	Laws of		Business Names

CNA Financial Corporation	Delaware	)
American Casualty Co. of Reading, PA	Pennsylvania	)
CNA Insurance Company Limited	United Kingdom	)
Columbia Casualty Company	Illinois	)
Continental Assurance Company	Illinois	)
Continental Casualty Company	Illinois	)
Continental Reinsurance Corp. International, Ltd.	Bermuda	)
Hardy Guernsey Limited	Guernsey	)
National Fire Insurance Company of Hartford	Illinois	)
North Rock Insurance Company Limited	Bermuda	)	CNA Financial
Surety Bonding Company of America	South Dakota	)
The Continental Corporation	New York	)
The Continental Insurance Company	Pennsylvania	)
The Continental Insurance Company of New Jersey	New Jersey	)
Transportation Insurance Company	Illinois	)
Universal Surety of America	South Dakota	)
Valley Forge Insurance Company	Pennsylvania	)
Western Surety Company	South Dakota	)
CNA National Warranty Corporation	Arizona	)

HighMount Exploration & Production LLC	Delaware	)	HighMount
HighMount Exploration & Production Texas LLC	Delaware	)

Boardwalk Pipeline Partners, LP	Delaware	)
Boardwalk Pipelines, LP	Delaware	)
Texas Gas Transmission, LLC	Delaware	)	Boardwalk Pipeline
Gulf South Pipeline Company, LP	Delaware	)
Gulf Crossing Pipeline Company LLC	Delaware	)
Boardwalk Midstream, LLC	Delaware	)

Diamond Offshore Drilling, Inc.	Delaware	)
Diamond Offshore Services Company	Delaware	)
Diamond Offshore International Limited	Cayman Islands	)
Diamond Offshore International, L.L.C.	Delaware	)	Diamond Offshore
Diamond Offshore Netherlands B.V.	The Netherlands	)
Diamond Offshore Drilling Limited	Cayman Islands	)
Diamond Hungary Leasing L.L.C.	Hungary	)

The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.